Exhibit 99.2

February 21, 2003

Dear Shareholder:

On behalf of your Board of Directors, I am writing to tell you of a Special Meeting of Henderson Citizens Bancshares, Inc. planned to be held in the second quarter of this year. At that meeting, you will consider an important transaction that will result in the suspension of Henderson Citizens’ reporting requirements with the Securities and Exchange Commission.

A corporate reorganization commonly known as “going private” has been approved by your Board of Directors. In order to accomplish this, a corporation will be chartered to merge into Henderson Citizens Bancshares, Inc. As a result of the merger, shareholders who own less than 500 shares will receive cash for their shares in the amount of $32.00 per share. Shareholders who own more that 500 shares will continue to be shareholders of Henderson Citizens Bancshares, Inc.

The Board of Directors believes the transaction is consistent with its vision of maintaining an independent community bank providing quality financial services through Citizens National Bank to our clients. The Board believes that the cost of being a “public” company is not justified by the benefits given the lack of trading activity in the company’s stock. In conjunction with the meeting, all shareholders will receive a detailed proxy statement and other information that will fully describe the reorganization and its impact on each shareholder.

Please read the enclosed copy of a press release announcing the proposed plan.

We are looking forward to the Special Meeting and hope to see you there.

Yours sincerely,

/s/ Milton McGee

Milton S. McGee, Jr.

President & Chief Executive Officer

Enclosure

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